As filed with the Securities and Exchange Commission on June 11, 1998

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive proxy statement
[X] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              LA QUINTA INNS, INC.
                (Name of Registrant as Specified in Its Charter)
________________________________________________________________________________

Payment of filing fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

          MEDITRUST AND LA QUINTA ANNOUNCE PRELIMINARY EXCHANGE RATIO
               AND PRELIMINARY EARNINGS AND PROFITS DISTRIBUTION

            Meditrust Obtains $2.25 Billion In Financing Commitments

Needham Heights, MA and San Antonio, TX -- June 10, 1998 -- The Meditrust Companies (NYSE: MT) and La Quinta Inns, Inc. (NYSE: LQI) announced today the preliminary exchange ratio and the preliminary earnings and profits distribution to be paid in connection with the merger of La Quinta into Meditrust Corporation. Based on the previously announced Meeting Date Price of $28.75625, the preliminary exchange ratio for La Quinta shares to be converted in the merger into paired shares of The Meditrust Companies is 0.738 Meditrust paired shares for each La Quinta share. La Quinta's Board of Directors has unanimously determined to proceed with the merger. Shareholder meetings to approve the transaction are scheduled for June 18, 1998 and the closing is expected to occur shortly thereafter.

La Quinta shareholders who receive stock consideration in the merger will receive Meditrust paired shares and will be eligible to receive a special dividend distribution of La Quinta's accumulated but undistributed earnings and profits. The special dividend distribution on a preliminary basis is $0.88361 per Meditrust paired share ($0.65170 per La Quinta share that is converted into Meditrust paired shares, based on the preliminary exchange ratio). The special dividend distribution is expected to be payable to all Meditrust shareholders of record on a date to be determined by Meditrust between the 15th and the 45th day following the effective date of the merger and will be paid within 15 days of such record date.

The combined amount of the paired shares to be issued in the merger to La Quinta shareholders and the special dividend distribution, on a preliminary basis, is equal to approximately $21.87 per each share of La Quinta common stock, based on a value for Meditrust's paired shares equal to the Meeting Date Price. Alternatively, La Quinta shareholders may elect to receive $26.00 in cash for each La Quinta share, subject to certain limitations described below. If all La Quinta shareholders elected cash, the blended value of cash received, paired shares to be received and the special dividend distribution is approximately $22.87 per La Quinta share.

The total cash payable in the merger and the portion of the earnings and profits distribution payable with respect to paired shares issued in the merger to La Quinta shareholders is limited to $521 million in the aggregate. If the total cash elections in the merger exceed the maximum cash available to be paid in the merger, the available cash will be prorated among La Quinta shareholders making cash elections. Based on the preliminary numbers set forth above, the maximum number of La Quinta shares that may receive cash is approximately 18.6 million. As described in the joint proxy statement/prospectus dated May 18, 1998 relating to the transaction, cash election forms must be properly completed and received, along with all other required documents and certificates, by the exchange agent no later than 5:00 p.m., Boston time, on Monday, June 15, 1998.

The preliminary numbers are subject to change based upon the number of La Quinta shares electing to receive cash in the merger. The final amount of the earnings and profits distribution and the final exchange ratio will be announced on June 16, 1998.

Meditrust also announced today that it has obtained signed commitments from four underwriters, including J.P. Morgan & Co., BT Alex. Brown, Incorporated, Fleet National Bank and BankBoston, to provide a $2.25 billion credit facility to Meditrust. The credit facility consists of a $1.5 billion three-year revolving credit line and a $750 million one-year term loan. The $2.25 billion is expected to be used to finance the cash portion of the La Quinta transaction, future Meditrust acquisitions and general corporate purposes.

Abraham D. Gosman, Chairman of the Board of The Meditrust Companies, said, "We are enthusiastic about receiving commitments for $2.25 billion which will provide us with the capital necessary to complete the La Quinta transaction and give us additional financial flexibility in executing our growth strategy. We appreciate the support of our lead lenders who have demonstrated their confidence in Meditrust."

Meditrust and La Quinta shareholders who have any questions or need assistance in voting their shares can call the companies' joint proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 578-5378.

La Quinta Inns, Inc., a leader in the mid-price segment of the lodging industry, owns and operates 280 hotels and approximately 36,000 rooms and suites in 28 states.

The Meditrust Companies, a paired share real estate investment trust and the nation's largest health care real estate investment trust, with headquarters in Needham, Massachusetts, consists of Meditrust Corporation and Meditrust Operating Company. As of March 31, 1998, Meditrust had investments in 474 health care facilities in 40 states with 37 different operators and has a total market capitalization of approximately $3.0 billion.

Editor's Note: This release is also available on the Internet over the World Wide Web: http://www.reit.com.